Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

On January 18, 2017, Cable One, Inc. (referred to as “the Company,” “Cable One,” “we,” “our,” “us” and similar terms) announced that the Company entered into an Agreement and Plan of Merger to acquire RBI Holding LLC (“NewWave”) from funds affiliated with GTCR LLC, a private equity firm based in Chicago. NewWave was a cable operator providing data, video and voice services to residential and business customers throughout non-urban areas of Arkansas, Illinois, Indiana, Louisiana, Mississippi, Missouri and Texas. Cable One’s acquisition of NewWave (the “Acquisition”) was completed on May 1, 2017 (the “Acquisition Date”). The Company paid a purchase price of $741.0 million in cash, on a debt-free basis and subject to customary post-closing adjustments.

In conjunction with the Acquisition, the Company amended its existing credit agreement and incurred $750 million of senior secured loans which were used to finance the Acquisition, pay off the Company’s existing term loan and pay related fees and expenses. The new term loans consist of a $250 million term “A” loan maturing in five years (“Term Loan A”) and a $500 million term “B” loan maturing in seven years (“Term Loan B”), which are guaranteed by the Company’s wholly owned subsidiaries and secured, subject to certain exceptions, by substantially all assets of the Company and the guarantors. The interest margins applicable to the term loans are, at the Company’s option, equal to either a London Interbank Offered Rate (“LIBOR”) or a base rate, plus an applicable margin equal to, (a) with respect to Term Loan A, a percentage ranging from 2.25% to 1.50% for LIBOR loans and 1.25% to 0.50% for base rate loans, determined on a quarterly basis based on the Company’s total net leverage ratio and (b) with respect to Term Loan B, a percentage of 2.25% for LIBOR loans and 1.25% for base rate loans. Term Loan A amortizes quarterly at a rate of 2.5% of the original principal amount per year for the first year after funding, 5.0% for the second year after funding, 7.5% for the third year after funding and 10.0% for the fourth and fifth years after funding, with the balance due upon maturity. Term Loan B amortizes quarterly at a rate of 1.0% of the original principal amount per year, with the balance due upon maturity.

The following unaudited pro forma combined financial information and related notes present the historical combined financial information of Cable One and NewWave after giving effect to the Acquisition. The unaudited pro forma combined financial information gives effect to the Acquisition based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information also gives effect to the transactions undertaken to finance the Acquisition.

The unaudited pro forma combined balance sheet as of December 31, 2016 gives effect to the Acquisition as if it had occurred on December 31, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 is presented as if the Acquisition and the financing transactions had occurred on January 1, 2016. The historical financial information has been adjusted to give effect to the financing and pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

The determination and provisional allocation of the purchase consideration used in the unaudited pro forma combined financial information are based upon provisional estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition and the financing transactions been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the Acquisition may differ significantly from those reflected in the unaudited pro forma combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 1, 2017 and the historical financial statements of NewWave as of and for the year ended December 31, 2016 included as Exhibit 99.1.

CABLE ONE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2016

(in thousands)

	Historical
		Adjusted	Financing		Pro Forma		Pro Forma
	Cable One	NewWave	Adjustments		Adjustments		Combined
		(Note 3)	(Note 4)		(Note 5)
Assets
Current Assets:
Cash and cash equivalents	$138,040	$11,211	$642,217	(a)	$(739,994)	(e)	$51,474
Accounts receivable, net	37,073	14,565	-		462	(f)	52,100
Prepaid assets	10,824	1,906	-		(722)	(g)	12,008
Total Current Assets	185,937	27,682	642,217		(740,254)		115,582
Property, plant and equipment, net	619,621	176,749	-		15,485	(h)	811,855
Intangibles, net	497,480	168,532	-		307,768	(i)	973,780
Goodwill	84,928	25,534	-		68,175	(j)	178,637
Other assets	9,305	509	-		(139)	(k)	9,675
Total Assets	$1,397,271	$399,006	$642,217		$(348,965)		$2,089,529

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$82,703	$24,446	$20,911	(b)	$96	(l)	$128,156
Deferred revenue	22,190	14,618	-		(41)	(m)	36,767
Long-term debt - current portion	6,250	4,741	2,138	(a)	(4,741)	(n)	8,388
Total Current Liabilities	111,143	43,805	23,049		(4,686)		173,311
Long-term debt	530,886	325,653	640,297	(a)	(325,653)	(n)	1,171,183
Accrued compensation and related benefits	24,157	-	-		-		24,157
Other liabilities	277	362	-		(362)	(o)	277
Deferred income taxes	276,297	-	-		10,922	(p)	287,219
Total Liabilities	942,760	369,820	663,346		(319,779)		1,656,147

Stockholders’ Equity
Common stock	59	-	-		-		59
Additional paid-in capital	17,669	-	-		-		17,669
Members’ contributions	-	108,916	-		(108,916)	(q)	-
Management incentive units	-	1,896	-		(1,896)	(q)	-
Retained earnings	511,776	(81,626)	(21,129)	(b)	81,626	(q)	490,647
Accumulated other comprehensive loss	(446)	-	-		-		(446)
Treasury stock, at cost	(74,547)	-	-		-		(74,547)
Total Stockholders’ Equity	454,511	29,186	(21,129)		(29,186)		433,382
Total Liabilities and Stockholders’ Equity	$1,397,271	$399,006	$642,217		$(348,965)		$2,089,529

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

CABLE ONE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2016

(in thousands, except per share and share information)

	Historical
		Adjusted	Financing		Pro Forma		Pro Forma
	Cable One	NewWave	Adjustments		Adjustments		Combined
		(Note 3)	(Note 4)		(Note 5)
Revenues	$819,625	$181,621	$-		$-		$1,001,246

Costs and expenses
Operating	304,438	94,473	-		-		398,911
Selling, general and administrative	184,797	32,670	-		(3,293)	(r)	214,174
Depreciation and amortization	142,183	46,845	-		60	(s)	189,088
Total costs and expenses	631,418	173,988	-		(3,233)		802,173
Income from operations	188,207	7,633	-		3,233		199,073
Interest expense	(30,221)	(21,309)	(3,428)	(c)	-		(54,958)
Other income, net	5,121	-	-		-		5,121
Income (loss) before taxes	163,107	(13,676)	(3,428)		3,233		149,236
Provision (benefit) for income taxes	64,168	165	(1,328)	(d)	(4,046)	(t)	58,959
Net income (loss)	$98,939	$(13,841)	$(2,100)		$7,279		$90,277

Net income per common share:
Basic	$17.23						$15.72
Diluted	$17.14						$15.64
Weighted average common shares outstanding:
Basic	5,743,568						5,743,568
Diluted	5,770,960						5,770,960

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma combined financial information is based on Cable One’s and NewWave’s historical consolidated financial statements as adjusted to give effect to the Acquisition and the debt transactions necessary to finance the Acquisition. The unaudited pro forma combined balance sheet as of December 31, 2016 gives effect to the Acquisition and the financing transactions as if they had occurred on December 31, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 gives effect to the Acquisition and the financing transactions as if they had occurred on January 1, 2016.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The historical consolidated financial statements have been adjusted in the pro forma combined financial information to give effect to the financing and pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma combined statement of operations, expected to have a continuing impact on the combined results.

We have accounted for the Acquisition in the unaudited pro forma combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. Goodwill as of the Acquisition Date is measured as the excess of purchase price consideration over the fair value of net tangible and identifiable intangible assets acquired. The pro forma adjustments described below were developed based on Cable One management's assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from NewWave based on preliminary estimates of fair value. The preliminary estimates of fair values of consideration transferred and assets acquired and liabilities assumed are based on the information that was available as of the Acquisition Date. We believe that information available provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but we are waiting for additional information necessary to finalize those fair values. Thus, the preliminary measurements of fair value set forth herein are subject to change. Such changes could be significant. We expect to finalize the valuation as soon as practicable but no later than one-year from the Acquisition Date.

2.	Purchase Price Consideration and Provisional Allocation

The total amount of consideration paid by Cable One to purchase NewWave was approximately $741.0 million in cash, without giving effect to the related transaction fees and expenses, which are expensed as incurred. Cable One funded the Acquisition with available cash on hand and proceeds from $750 million of term loans incurred in conjunction with the Acquisition.

The following table summarizes the provisional allocation of the purchase price consideration as of the Acquisition Date (in thousands):

Provisional estimated fair value of identifiable assets acquired:
Cash and cash equivalents	$12,220
Accounts receivable	15,027
Prepaid assets	1,184
Property, plant and equipment	192,234
Intangible assets	476,300
Other noncurrent assets	370
Total	697,335

Provisional estimated fair value of liabilities assumed:
Accounts payable and accrued liabilities	24,542
Deferred revenue	14,577
Deferred income taxes	10,922
Total	50,041

Provisional estimated fair value of net identifiable assets acquired	647,294
Purchase price consideration	741,003
Provisional estimated goodwill recognized	$93,709

The various sources and uses of cash to consummate the Acquisition are as follows (in thousands):

Sources of Cash
Borrowings under term loans	$750,000
Existing Cable One cash and cash equivalents	99,746
Total	$849,746

Uses of Cash
Purchase price consideration	$741,003
Existing Cable One term loan payoff (including accrued interest)	93,968
Fees and expenses related to term loans	13,815
Other expenses	960
Total	$849,746

3.	Reclassification Adjustments

The column “Adjusted NewWave” within the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations reflects all financial statement presentation reclassification adjustments made to align NewWave’s historical financial statement presentations to those of Cable One.

Upon consummation of the Acquisition, NewWave adopted Cable One’s accounting policies. Certain procedures were performed to identify material differences in significant accounting policies between Cable One and NewWave and any accounting adjustments that would be required to align such policies and related disclosures. No material accounting policy adjustments were identified.

The reclassification adjustments to the historical NewWave balance sheet to conform NewWave’s presentation of financial statement information to that of Cable One are as follows (in thousands):

	Historical NewWave	Reclassification Adjustments		Adjusted NewWave
Assets
Current assets
Cash and cash equivalents	$11,211	$-		$11,211
Accounts receivable, net	14,565	-		14,565
Prepaid expenses and other current assets	1,342	(1,342)	(i) (v)	-
Prepaid assets	-	1,906	(v)	1,906
Total current assets	27,118	564		27,682

Property, plant and equipment	318,417	(318,417)	(ii)	-
Less: Accumulated depreciation	(141,668)	141,668	(ii)	-
Property, plant and equipment, net	176,749	-		176,749

Goodwill	25,534	-		25,534
Franchise rights	163,362	(163,362)	(iii)	-
Loan acquisition costs, net	141	(141)	(i)	-
Intangible assets subject to amortization, net	5,170	(5,170)	(iii)	-
Intangibles, net	-	168,532	(iii)	168,532
Other long-term assets	37	(37)	(v)	-
Other assets	-	509	(i) (v)	509
Total assets	$398,111	$895		$399,006

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$9,020	$(9,020)	(iv)	$-
Accrued expenses	10,856	(10,856)	(iv)	-
Accrued interest	2,929	(2,929)	(iv)	-
Accounts payable and accrued liabilities	-	24,446	(iv)	24,446
Deferred revenue	14,618	-		14,618
Current maturities of long-term debt	4,741	(4,741)	(v)	-
Long-term debt – current portion	-	4,741	(v)	4,741
Other current liabilities	746	(746)	(iv)	-
Total current liabilities	42,910	895		43,805
Long-term debt	325,653	-		325,653
Long-term deferred revenue	362	(362)	(v)	-
Other liabilities	-	362	(v)	362
Total liabilities	368,925	895		369,820

Members’ equity
Members' contributions	108,916	-		108,916
Management incentive units	1,896	-		1,896
Retained deficit	(81,626)	-		(81,626)
Total members' equity	29,186	-		29,186
Total liabilities and members’ equity	$398,111	$895		$399,006

(i)

Reflects the reclassification of NewWave’s security deposits, recorded within Prepaid assets, and Loan acquisition costs, net (related to an undrawn line of credit) to Other assets and the reclassification of debit balances in Accounts payable and accrued liabilities to Prepaid assets, to conform to Cable One’s balance sheet presentation.

(ii)

Reflects the reclassification of NewWave’s individual Property, plant and equipment and Accumulated depreciation financial statement line items to a single combined Property, plant and equipment, net line item, to conform to Cable One’s balance sheet presentation.

(iii)

Reflects the reclassification of NewWave’s intangible assets from individual financial statement line items to a single combined Intangibles, net line item, to conform to Cable One’s balance sheet presentation.

(iv)

Reflects the reclassification of NewWave’s Accounts payable, Accrued expenses, Accrued interest, and Other current liabilities from individual financial statement line items to a single combined Accounts payable and accrued liabilities line item and the reclassification of debit balances in Accounts payable and accrued liabilities to Prepaid assets, to conform to Cable One’s balance sheet presentation.

(v)	Reflects the reclassification of remaining balances within NewWave financial statement line items to the similarly titled Cable One equivalent financial statement line item.

The reclassification adjustments to the historical NewWave statement of operations to conform NewWave’s presentation of financial information to that of Cable One are as follows (in thousands):

	Historical NewWave	Reclassification Adjustments		Adjusted NewWave

Revenues	$181,621	$-		$181,621
Operating expenses
Operating expenses (excluding depreciation and amortization)	69,768	24,705	(vi)	94,473
Selling, general and administrative	51,358	(18,688)	(vii)	32,670
Corporate costs	5,920	(5,920)	(viii)	-
Depreciation and amortization	46,942	(97)	(ix)	46,845
Total operating expenses	173,988	-		173,988
Income from operations	7,633	-		7,633
Interest expense, net	(21,309)	-		(21,309)
Loss before taxes	(13,676)	-		(13,676)
Income tax expense	165	-		165
Net loss	$(13,841)	$-		$(13,841)

(vi)

Reflects the reclassification of certain expenses recorded within the Selling, general and administrative line item to the Operating expenses line item, primarily related to NewWave’s technical operations, engineering, tower, pole and headend rent, property tax and franchise fee expenses, and the reclassification of gains and losses on the sale of assets out of the Depreciation and amortization line item and into the Operating expenses line item, to conform to Cable One’s statement of operations presentation.

(vii)

Reflects the reclassification of certain expenses recorded within the Selling, general and administrative line item to the Operating expenses line item, primarily related to NewWave’s technical operations, engineering, tower, pole and headend rent, property tax and franchise fee expenses and the reclassification of corporate costs as selling, general and administrative expenses, to conform to Cable One’s statement of operations presentation.

(viii)	Reflects the reclassification of corporate costs as selling, general and administrative expenses, to conform to Cable One’s statement of operations presentation.

(ix)

Reflects the reclassification of gains and losses on the sale of assets out of the Depreciation and amortization line item and into the Operating expenses line item, to conform to Cable One’s statement of operations presentation.

4.	Financing Adjustments

The financing adjustments related to the Acquisition are based on the information available and estimates and assumptions that management believes are reasonable. However, such adjustments are subject to change as additional information is obtained.

Unaudited Pro Forma Combined Balance Sheet

The financing adjustments included in the unaudited pro forma combined balance sheet are as follows:

(a)

Financing adjustments reflect cash received from the term loans, net of related fees and expenses, less funds used to repay the existing term loan, allocated among accrued liabilities and current and long-term debt, as follows (in thousands):

	Cash and	Accrued	Debt
	cash equivalents	liabilities	Current	Long-term
Term loans proceeds	$750,000	$-	$11,250	$738,750
Less: Fees and expenses related to term loans	(13,815)	-	(2,237)	(11,578)
Less: Payoff of existing term loan	(93,968)	(218)	(6,875)	(86,875)
Financing adjustments to Cash and cash equivalents, Long-term debt – current portion and Long-term debt	$642,217	$(218)	$2,138	$640,297

(b)

Financing adjustment reflects estimated transaction costs to be incurred directly relating to the Acquisition and interest and fees associated with the payoff of the existing term loan as of December 31, 2016, as follows (in thousands):

As of December 31, 2016
Cable One's estimated transaction costs (1)	$4,692
NewWave's estimated transaction costs (1)	16,437
Payments of accrued interest and fees associated with Cable One’s existing term loan	(218)
Financing adjustment to Accounts payable and accrued liabilities	$20,911

(1)

These costs are not presented in the pro forma combined statement of operations because they are nonrecurring in nature and will not have a continuing impact on the consolidated results of the combined company going forward.

As of December 31, 2016
Cable One's estimated transaction costs (1)	$(4,692)
NewWave's estimated transaction costs (1)	(16,437)
Financing adjustment to Retained earnings	$(21,129)

(1)

These costs are not presented in the pro forma combined statement of operations because they are nonrecurring in nature and will not have a continuing impact on the consolidated results of the combined company going forward.

Unaudited Pro Forma Combined Statement of Operations

The financing adjustments included in the unaudited pro forma combined statement of operations are as follows:

(c)

Financing adjustment reflects the increase to interest expense resulting from interest on the portion of the incremental term loans used to finance the Acquisition and the amortization of related debt issuance costs, partially offset by the elimination of interest on financing repaid in connection with the Acquisition, as follows (in thousands):

Year ended December 31, 2016
Interest expense on incremental term loans (1)	$22,516
Amortization of debt issuance costs related to incremental term loans	2,228
Less: Historical NewWave interest expense	(21,316)
Financing adjustment to Interest expense	$3,428

(1)

Calculated per the terms of the amended and restated credit agreement, under the LIBOR option, and the LIBOR of 1.30% in effect as of June 30, 2017. The interest rate spread applicable to $156.25 million of Term Loan A ($250 million less $93.75 million payoff of the existing term loan) of 1.75% was determined based on the estimated leverage ratio of the combined company at June 30, 2017. For purposes of calculating interest expense directly related to the Acquisition, we assumed proceeds from the $500 million Term Loan B (which would have had the higher interest rate) were used first to fund the Acquisition, with any remaining funding coming from Term Loan A. A 1/8th percent (0.125%) increase or decrease in interest rates would increase or decrease net income by $574,000.

(d)	Reflects the net income tax effects of all financing adjustments based on the estimated blended federal and state statutory tax rate in effect for the period of 38.75%, as follows (in thousands):

Year ended December 31, 2016
Tax effect of the adjustment to interest expense	$(1,328)
Financing adjustment to Provision (benefit) for income taxes	$(1,328)

5.	Pro Forma Adjustments

The pro forma adjustments related to the Acquisition are based on the information available and estimates and assumptions that management believes are reasonable. However, such adjustments are subject to change as additional information is obtained.

Unaudited Pro Forma Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma combined balance sheet are as follows:

(e)	Reflects the provisional estimated fair value adjustment to historical cash and cash equivalents and payment of purchase price consideration related to the Acquisition, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave cash and cash equivalents	$12,220
Less: Historical value of NewWave cash and cash equivalents	(11,211)
Less: Total purchase price consideration	(741,003)
Pro forma adjustment to Cash and cash equivalents	$(739,994)

(f)	Reflects the provisional estimated fair value adjustment to NewWave’s historical accounts receivable balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave accounts receivable balance	$15,027
Less: Historical value of NewWave accounts receivable balance	(14,565)
Pro forma adjustment to Accounts receivable, net	$462

(g)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical prepaid assets balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave prepaid assets balance	$1,184
Less: Adjusted historical value of NewWave prepaid assets balance	(1,906)
Pro forma adjustment to Prepaid assets	$(722)

(h)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical property, plant and equipment, net balance (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave property, plant and equipment balance	$192,234
Less: Adjusted historical value of NewWave property, plant and equipment balance	(176,749)
Pro forma adjustment to Property, plant and equipment, net	$15,485

The estimated fair value is expected to be depreciated over the following estimated useful lives, generally on a straight-line basis (in years):

Cable distribution systems	2 - 12
Customer premise equipment	1 - 5
Other equipment, vehicles and fixtures	1 - 10
Capitalized software	2 - 3
Buildings and improvements	20

(i)

Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical intangibles balance. As part of the provisional valuation analysis, the Company has identified intangible assets, including franchise agreements, customer relationships and trademark and trade name. The following table summarizes the provisional estimated fair value of NewWave’s identified intangible assets and their provisional estimated useful lives (dollars in thousands):

	Provisional Estimated Fair Value	Provisional Estimated Weighted Average Useful Life (in years)
Franchise agreements	$320,000	Indefinite
Customer relationships	155,000	14
Trademark and trade name	1,300	1
Less: Adjusted historical value of intangibles balance	(168,532)	Various
Pro forma adjustment to Intangibles, net	$307,768

These provisional estimates of fair value and useful lives could differ from the final amounts the Company will calculate after finalizing the valuation, and the difference could have a material impact on the accompanying unaudited pro forma combined financial information.

(j)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical goodwill balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated goodwill related to the Acquisition	$93,709
Less: Historical value of NewWave goodwill	(25,534)
Pro forma adjustment to Goodwill	$68,175

(k)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical other assets balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave other assets balance	$370
Less: Adjusted historical value of NewWave other assets balance	(509)
Pro forma adjustment to Other assets	$(139)

(l)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical accounts payable and accrued liabilities balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave accounts payable and accrued liabilities balance	$24,542
Less: Adjusted historical value of NewWave accounts payable and accrued liabilities balance	(24,446)
Pro forma adjustment to Accounts payable and accrued liabilities	$96

(m)

Reflects the provisional estimated fair value adjustment to NewWave’s historical deferred revenue balance primarily associated with prepayments received from subscribers for cable services to be provided in the following month, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave deferred revenue balance	$14,577
Less: Historical value of NewWave deferred revenue balance	(14,618)
Pro forma adjustment to Deferred revenue	$(41)

(n)	Reflects the elimination of the carrying value of NewWave’s historical debt, both current and long-term portions, which was not assumed as part of the Acquisition.

(o)	Reflects the provisional estimated fair value adjustment to NewWave’s adjusted historical other liabilities balance, as follows (in thousands):

As of December 31, 2016
Provisional estimated fair value of NewWave other liabilities balance	$-
Less: Historical value of NewWave other liabilities balance	(362)
Pro forma adjustment to Other liabilities	$(362)

(p)

Reflects the deferred tax impact of NewWave net operating losses and transaction adjustments based on the estimated blended federal and state statutory tax rate in effect for the period of 38.75%, as follows (in thousands):

As of December 31, 2016
Estimated deferred income tax asset related to NewWave net operating losses	$(7,893)
Estimated deferred income tax liability related to fixed assets and intangibles	18,815
Pro forma adjustment to Deferred income taxes	$10,922

(q)	Reflects the elimination of NewWave’s adjusted historical equity balances.

Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations are as follows:

(r)

Reflects the elimination of acquisition-related transaction costs recorded within the historical statements of operations for Cable One and NewWave, as such costs are of a nonrecurring nature and are not expected to have a continuing impact on the results of the combined company following the Acquisition, as follows (in thousands):

As of December 31, 2016
Cable One recorded acquisition-related transaction costs	$(1,584)
NewWave recorded acquisition-related transaction costs	(1,709)
Total recorded Acquisition-related transaction costs	$(3,293)

(s)

Reflects depreciation and amortization expense related to property, plant and equipment and identifiable intangible assets calculated on a straight-line basis. The depreciation and amortization is based on the periods over which the economic benefits of the assets are expected to be realized. The following table summarizes the pro forma adjustment to depreciation and amortization expense (in thousands):

Year ended December 31, 2016
Provisional estimated depreciation expense (1)	$34,534
Less: Historical depreciation expense	(45,914)
Provisional estimated amortization expense	12,371
Less: Historical amortization expense	(931)
Pro forma adjustment to Depreciation and amortization expense	$60

(1) The decrease in provisional estimated depreciation expense from historical amounts, despite the increased fair value adjustment reflected in the recorded Property, plant and equipment, net balance, is primarily attributable to differences in the useful lives for asset categories between Cable One and NewWave. The Cable One useful life for several asset categories is longer than the life previously used by NewWave. Cable One believes the longer useful lives are appropriate for the acquired assets.

(t)	Reflects the net income tax effects of all pro forma adjustments based on the estimated blended federal and state statutory tax rate in effect for the period of 38.75%, as follows (in thousands):

Year ended December 31, 2016
Tax effect of the elimination of acquisition-related transaction costs	$1,276
Tax effect of the changes in depreciation and amortization expense	(23)
Tax effect of NewWave operating losses (1)	(5,299)
Pro forma adjustment to Provision (benefit) for income taxes	$(4,046)

(1)  Reflects the impact of NewWave’s loss before taxes of $13.7 million during the year ended December 31, 2016. Prior to the Acquisition, NewWave was in a net loss position for income tax purposes.  After the Acquisition, NewWave’s regarded entities were merged into Cable One.  As a result, Cable One would be able to utilize NewWave's net operating losses.